Amended and Restated

SCHEDULE D

to

THE ADVISORS’ INNER CIRCLE FUND

Amended and Restated Rule 18f-3

Multiple Class Plan

dated February 21, 2007

Westwood Funds

FUND	Institutional Class	A Class	Ultra Shares
Westwood LargeCap Value Fund	X	X
Westwood Low Volatility Equity Fund	X
Westwood SMidCap Fund	X
Westwood SmallCap Fund	X
Westwood Income Opportunity Fund	X	X
Westwood SMidCap Plus Fund	X
Westwood Short Duration High Yield Fund	X	X
Westwood Global Equity Fund	X	X
Westwood Emerging Markets Fund	X	X
Westwood Emerging Markets Plus Fund	X	X
Westwood MLP and Strategic Energy Fund	X
Westwood Opportunistic High Yield Fund	X		X
Westwood Market Neutral Income Fund	X		X
Westwood Strategic Convertibles Fund	X
Westwood Worldwide Income Opportunity Fund	X
Westwood Flexible Income Fund	X

Exhibit D.1

WESTWOOD FUNDS

CERTIFICATE OF CLASS DESIGNATION

A Class Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

A Class Shares of each of the Funds are sold subject to a front-end sales charge. The front-end sales charges are indicated on the following table.

Additionally, A Class Shares are also subject to a Rule 12b-1 fee. The Trust, on behalf of the Funds, will reimburse the distributor annually for expenses incurred in connection with its distribution activities under the distribution plan approved by the Board of Trustees, not to exceed an annual rate of 0.25% of each Fund’s average daily net assets attributable to the A Class Shares of each Fund. Such activities include those associated with the promotion and sale of the Fund’s A Class Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

The following table shows the load waived sales charge on A Class Shares of the Funds:

Investment	Sales Charge - % of Offering Price	Sales Charge - % of Net Investment
Less than $50,000	5.00%	5.26%
$50,000 but less than $100,000	4.00%	4.17%
$100,000 but less than $250,000	3.00%	3.09%
$250,000 but less than $500,000	2.50%	2.56%
$500,000 but less than $1,000,000	2.00%	2.04%
$1,000,000 and over*	None	None

*	A contingent deferred sales charge (CDSC) of 1.00% will be charged on certain purchases of $1,000,000 or more that are redeemed within 18 months of purchase.

2.	Eligibility of Purchasers

A Class Shares are available to individual and institutional investors and require a minimum initial investment.

3.	Exchange Privileges

A Class Shares of each Westwood Fund may be exchanged for A Class Shares or shares of a different class of each other Westwood Fund (an “Exchange”) if and to the extent an applicable Exchange privilege is disclosed in the prospectus(es) of such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Exchange meets the applicable eligibility requirements.

4.	Voting Rights

Each A Class shareholder will have one vote for each full A Class Share held and a fractional vote for each fractional A Class Share held. A Class shareholders will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to the A Class Shares (such as a distribution plan or service agreement relating to the A Class Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the A Class shareholders differ from the interests of holders of any other class.

5.	Conversion Rights

A Class Shares of each Westwood Fund may be converted into shares of a different class of the same Westwood Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion privilege is disclosed in the prospectus(es) for such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the other share class.

Exhibit D.2

WESTWOOD FUNDS

CERTIFICATE OF CLASS DESIGNATION

Institutional Class Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Institutional Class Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee, but may be subject to a shareholder services plan.

2.	Eligibility of Purchasers

Institutional Class Shares are available to individual and institutional investors, subject to the minimum investment requirement described in each Fund’s prospectus.

3.	Exchange Privileges

Institutional Class Shares of each Westwood Fund may be exchanged for Institutional Class Shares or shares of a different class of each other Westwood Fund (an “Exchange”) if and to the extent an applicable Exchange privilege is disclosed in the prospectus(es) of such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Exchange meets the applicable eligibility requirements.

4.	Voting Rights

Each Institutional Class shareholder will have one vote for each full Institutional Class Share held and a fractional vote for each fractional Institutional Class Share held. Institutional Class shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to its distribution or shareholder servicing arrangements; (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.	Conversion Rights

Institutional Class Shares of each Westwood Fund may be converted into shares of a different class of the same Westwood Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion privilege is disclosed in the prospectus(es) for such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the other share class.

Exhibit D.3

WESTWOOD FUNDS

CERTIFICATE OF CLASS DESIGNATION

Ultra Shares

1.	Class-Specific Distribution Arrangements; Other Expenses

Ultra Shares are sold without a load or sales charge, and are not subject to a Rule 12b-1 fee and shareholder services plan.

2.	Eligibility of Purchasers

Ultra Shares are available to individual and institutional investors, subject to the minimum investment requirement described in the Fund’s prospectus.

3.	Exchange Privileges

Ultra Shares of each Westwood Fund may be exchanged for Ultra Shares or shares of a different class of each other Westwood Fund (an “Exchange”) if and to the extent an applicable Exchange privilege is disclosed in the prospectus(es) of such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Exchange meets the applicable eligibility requirements.

4.	Voting Rights

Each Ultra Shares shareholder will have one vote for each full Ultra Share held and a fractional vote for each fractional Ultra Class Share held. Ultra Shares shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to its distribution or shareholder servicing arrangements; (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Ultra Shares shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.	Conversion Rights

Ultra Shares of each Westwood Fund may be converted into shares of a different class of the same Westwood Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion privilege is disclosed in the prospectus(es) for such Westwood Fund and subject to the terms and conditions set forth in the prospectus(es), provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the other share class.

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